Exhibit C

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act, as amended, the undersigned hereby agree to the joint filing on behalf of each of them on a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $.00001 per share, of BiomX Inc.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 10th day of April, 2026.

Water IO Ltd.

Signature:	/s/ Menachem Shalom
Name/Title:	Menachem Shalom/Chief Executive Officer
Date:	April 10, 2026

Star 26 Capital, Inc.

Signature:	/s/ Menachem Shalom
Name/Title:	Menachem Shalom/Chief Executive Officer
Date:	April 10, 2026

T3 Defense Inc.

Signature:	/s/ Menachem Shalom
Name/Title:	Menachem Shalom/Chief Executive Officer
Date:	April 10, 2026

/s/ Menachem Shalom
Menachem Shalom, individually